    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2001

                                                REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             PROCOM TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                                           33-0268063
---------------------------------                            -------------------
  (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                                  58 DISCOVERY
                            IRVINE, CALIFORNIA 92618
                                 (949) 852-1000
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

                                FREDERICK L. JUDD
                   VICE PRESIDENT, FINANCE AND GENERAL COUNSEL
                             PROCOM TECHNOLOGY, INC.
                                  58 DISCOVERY
                            IRVINE, CALIFORNIA 92618
                                 (949) 852-1000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           J. JAY HERRON                          LAIRD H. SIMONS III
         TERRENCE R. ALLEN                      KATHERINE TALLMAN SCHUDA
       O'MELVENY & MYERS LLP                       R. GREGORY ROUSSEL
610 NEWPORT CENTER DRIVE, SUITE 1700               FENWICK & WEST LLP
  NEWPORT BEACH, CALIFORNIA 92660                 TWO PALO ALTO SQUARE
           (949) 760-9600                     PALO ALTO, CALIFORNIA 94306
                                                     (650) 494-0600

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                    PROPOSED MAXIMUM
    TITLE OF SHARES TO             AGGREGATE OFFERING             AMOUNT OF
       BE REGISTERED                   PRICE(1)               REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.01 par value....      $35,000,000                  $8,750
================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 26, 2001.

PROSPECTUS

                                2,000,000 SHARES

                            [PROCOM TECHNOLOGY LOGO]

                                  COMMON STOCK

                                ----------------

        We are offering for sale up to 2,000,000 shares of our common stock; however, we intend to sell only that number of our shares as is necessary to raise gross proceeds of $35,000,000.

        Our common stock trades on the Nasdaq National Market under the symbol "PRCM." The last reported sale price of our common stock on January 25, 2001 was $18.38 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

================================================================================
                                         PLACEMENT           PROCEEDS TO
                PRICE TO PUBLIC        AGENT'S FEE(1)         COMPANY(2)
--------------------------------------------------------------------------------
PER SHARE
--------------------------------------------------------------------------------
  TOTAL
================================================================================

(1) We have agreed to pay to Merrill Lynch & Co., as placement agent, a fee in connection with the arrangement of this offering, to reimburse them for certain expenses and to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

(2)  Before deducting estimated expenses of $_______ payable by us.

         WE ARE OFFERING THESE SHARES OF COMMON STOCK ON A BEST EFFORTS BASIS PRINCIPALLY TO SELECTED INSTITUTIONAL INVESTORS AND STRATEGIC INVESTORS. WE HAVE RETAINED MERRILL LYNCH & CO. TO ACT AS THE EXCLUSIVE PLACEMENT AGENT IN CONNECTION WITH THE ARRANGEMENT OF THIS OFFERING. THE PLACEMENT AGENT IS NOT REQUIRED TO SELL A SPECIFIC NUMBER OR DOLLAR AMOUNT OF SHARES BUT WILL USE ITS BEST EFFORTS TO SELL ALL OF THE SHARES BEING OFFERED.

         We reserve the right to withdraw, cancel, modify or reject any order for the purchase of these shares in whole or in part for any reason. We reserve the right to terminate this offering at any time.


                               MERRILL LYNCH & CO.

                  The date of this prospectus is       , 2001.

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
          Prospectus Summary..........................................
          Risk Factors................................................
          Forward-Looking Statements..................................
          Use of Proceeds.............................................
          Business....................................................
          Management..................................................
          Plan of Distribution........................................
          Description of Capital Stock ...............................
          Validity of the Shares......................................
          Experts.....................................................
          Where You Can Find More Information.........................

                                ----------------

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE PLACEMENT AGENT HAVE AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH ANY DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. INFORMATION CONTAINED IN OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

         This preliminary prospectus is subject to completion prior to this offering. Among other things, this preliminary prospectus describes our company as we currently expect it to exist at the time of this offering.

         We have filed for federal trademark registration for Procom Technology, Inc., and many of our product names. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY


         This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully.

OUR BUSINESS

         We are a designer and provider of network data storage and access appliances. Appliances are specialized devices that perform a specific function within a computer network. Data storage appliances are emerging as the solution of choice to manage the rapidly growing data storage requirements of computer networks. These appliances provide superior performance at a lower cost than general-purpose computers used as file servers. We have developed network attached storage, or NAS, appliances that we believe are faster, more reliable and easier to install and operate than similarly configured and comparably priced appliances. We achieve these advantages by integrating into our appliances proprietary, specialized operating system software optimized for data storage and retrieval.

         We were formed in 1987 to develop and market computer storage-related products. We began developing NAS appliances in 1997 as a natural evolution of our market-leading position in CD/DVD-ROM server and array appliances.

RECENT DEVELOPMENTS IN OUR BUSINESS

         Since the beginning of our current fiscal year on August 1, 2000, we have:

         o Reached our goal of becoming a predominantly NAS provider. The quarter ended October 31, 2000 was the first quarter in which a majority of our revenues were derived from NAS products.

         o Introduced our NetFORCE 3000 series of NAS appliances for enterprises. These products combine traditional NAS benefits such as ease of use and installation and true file sharing with other advantages, including interoperability and high availability. The storage capacity of this product can reach 4.3 terabytes per rack-mount enclosure, and prices range, based on capacity and features, from $42,000 to as high as $370,000 for a fully loaded system.

         o Focused our research and development efforts on developing product features such as server and storage clustering and remote mirroring. In addition, we have continued our efforts to incorporate into our NAS products key customer preferences, including compatibility with widely used enterprise software from providers such as Oracle and widely used data storage management software from providers such as Legato Systems and Veritas Software.

         o Issued 480,000 shares of our common stock to acquire Scofima Software. This acquisition provides us with content delivery capabilities that will enable us to offer integrated solutions for content adaptation and distribution of streaming media, as well as optimization of Web site performance.

         o Expanded our domestic sales force to include sales representatives in a number of additional states throughout the United States. These sales representatives will focus on developing indirect channel sales and promoting direct end-user contact.

         o Entered into an agreement with Hyundai Information Technology that provides for Hyundai to resell our products to customers throughout the world.

         o Replaced our Finova line of credit facility with a $10.0 million term loan/working capital facility with CIT Business Credit, closed a $2.5 million flooring loan arrangement with IBM Credit to finance purchases of raw materials from our vendors, and sold $15.0 million of convertible debentures to a private investor.

CORPORATE INFORMATION

         Our executive offices are located at 58 Discovery, Irvine, California 92618, and the telephone number at that address is (949) 852-1000. Our Web site address is procom.com. The information on our Web site does not constitute part of this prospectus.

THE OFFERING


Common stock offered by Procom Technology, Inc.......... Up to 2,000,000 shares*

Common stock to be outstanding after this offering...... 14,131,703 shares*

Use of proceeds......................................... Expand sales and marketing organization;
                                                         increase research and
                                                         development; repay a
                                                         portion of our
                                                         outstanding debt; and
                                                         other general corporate
                                                         purposes including
                                                         working capital

Nasdaq National Market symbol........................... "PRCM"

         The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of January 25, 2001. It does not include shares issuable under our employee benefit plans or upon exercise of our outstanding warrants or conversion of our outstanding convertible debentures.


------------------
* We intend to sell only that number of our shares as is necessary to raise gross proceeds of $35,000,000.

                                  RISK FACTORS

         Before investing in our common stock, you should be aware that there are risks inherent in our business, including those indicated below. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you might lose part or all of your investment. You should carefully consider the following risk factors as well as the other information in this prospectus.

COMPETING DATA STORAGE TECHNOLOGIES MAY EMERGE AS A STANDARD FOR DATA STORAGE SOLUTIONS, WHICH COULD CAUSE GROWTH IN THE NAS MARKET NOT TO MEET OUR EXPECTATIONS AND DEPRESS OUR STOCK PRICE.

         The market for data storage is rapidly evolving. There are other storage technologies in use, including storage area network technology, which provide an alternative to network attached storage. We are not able to predict how the data storage market will evolve. For example, it is not clear whether usage of a number of different solutions will grow and co-exist in the marketplace or whether one or a small number of solutions will be dominant and displace the others. It is also not clear whether network attached storage technology will emerge as a dominant or even prevalent solution. Whether NAS becomes an accepted standard will be due to factors outside our control. If a solution other than network attached storage emerges as the standard in the data storage market, growth in the network attached storage market may not meet our expectations. In such event, our growth and the price of our stock would suffer.

IF GROWTH IN THE NAS MARKET DOES NOT MEET OUR EXPECTATIONS, OUR FUTURE FINANCIAL PERFORMANCE COULD SUFFER.

         We believe our future financial performance will depend in large part upon the continued growth in the NAS market and on emerging standards in this market. We intend for NAS products to be our primary business. The market for NAS products, however, may not continue to grow. Long-term trends in storage technology remain unclear and some analysts have questioned whether competing technologies, such as storage area networks, may emerge as the preferred storage solution. If the NAS market grows more slowly than anticipated, or if NAS products based on emerging standards other than those adopted by us become increasingly accepted by the market, our operating results could be harmed.

THE REVENUE AND PROFIT POTENTIAL OF NAS PRODUCTS IS UNPROVEN, AND WE MAY BE UNABLE TO ATTAIN REVENUE GROWTH OR PROFITABILITY FOR OUR NAS PRODUCT LINES.

         NAS technology is relatively recent, and our ability to be successful in the NAS market may be negatively affected by not only a lack of growth of the NAS market but also the lack of market acceptance of our NAS products. Additionally, we may be unable to achieve profitability as we transition to a greater emphasis on NAS products.

IF WE FAIL TO SUCCESSFULLY MANAGE OUR TRANSITION TO A FOCUS ON NAS PRODUCTS, OUR BUSINESS AND PROSPECTS WOULD BE HARMED.

         We began developing NAS products in 1997. Since then, we have focused our efforts and resources on our NAS business, and we intend to continue to do so. We expect to continue to wind down our non-NAS product development and marketing efforts. Net sales of our non-NAS products have been declining in amount and as a percentage of our overall net sales, and we expect these declines to continue. If the decline in net sales of our non-NAS products varies significantly from our expectations, or the decline in net sales of our non-NAS products is not substantially offset by increases in sales of our NAS products, we may not be able to generate sufficient cash flow to fund our operations or to develop our NAS business.

         We also expect our transition to a NAS-focused business to require us to continue:

         o engaging in significant marketing and sales efforts to achieve market awareness as a NAS vendor;

         o reallocating resources in product development and service and support of our NAS appliances;

         o modifying existing and entering into new channel partner relationships to include sales of our NAS appliances; and

         o  expanding and reconfiguring manufacturing operations.

         In addition, we may face unanticipated challenges in implementing our transition to a NAS-focused company. We may not be successful in managing any anticipated or unanticipated challenges associated with this transition. Moreover, we expect to continue to incur costs in addressing these challenges, and there is no assurance that we will be able to generate sufficient revenues to cover these costs. If we fail to successfully implement our transition to a NAS-focused company, our business and prospects would be harmed.

OUR AGREEMENT WITH HEWLETT-PACKARD COMPANY MAY NOT GENERATE SIGNIFICANT NET
SALES.

         We believe our relationship with Hewlett-Packard Company is an important element of our strategy to increase penetration in the NAS market. However, Hewlett-Packard has not currently made significant purchase commitments for our products, and there is no minimum purchase commitment under our agreement with Hewlett-Packard. We do not currently, and may never, generate significant net sales under this agreement. The Hewlett-Packard agreement has a five-year term, and there is no assurance that the agreement can or will be renewed.

IF WE FAIL TO INCREASE THE NUMBER OF DIRECT AND INDIRECT SALES CHANNELS FOR OUR NAS PRODUCTS, OUR ABILITY TO INCREASE NET SALES MAY BE LIMITED.

         In order to grow our business, we will need to increase market awareness and sales of our NAS appliances. To achieve these objectives, we believe it will be necessary to increase the number of our direct and indirect sales channels. We plan to significantly increase the number of our direct sales personnel. However, there is intense competition for these professionals, and we may not be able to attract and retain sufficient new sales personnel.

         We also plan to expand revenues from our indirect sales channels, including distributors, VARs, OEMs and systems integrators. To do this, we will need to modify and expand our existing relationships with these indirect channel partners, as well as enter into new indirect sales channel relationships. We may not be successful in accomplishing these objectives. If we are unable to expand our direct or indirect sales channels, our ability to increase revenues may be limited.

BECAUSE WE DO NOT HAVE EXCLUSIVE RELATIONSHIPS WITH OUR DISTRIBUTORS OR RESELLERS, THESE CUSTOMERS MAY GIVE HIGHER PRIORITY TO PRODUCTS OF COMPETITORS, WHICH COULD HARM OUR OPERATING RESULTS.

         Our distributors and resellers generally offer products of several different companies, including products of our competitors. Accordingly, these distributors and resellers may give higher priority to products of our competitors, which could harm our operating results. In addition, our distributors and resellers often demand additional significant selling concessions and inventory rights, such as limited return rights and price protection. We cannot assure you that sales to our distributors or resellers will continue, or that these sales will be profitable.

BECAUSE OF OUR LIMITED OPERATING HISTORY IN THE NAS MARKET, WHICH IS NEW AND RAPIDLY EVOLVING, OUR HISTORICAL FINANCIAL INFORMATION IS OF LIMITED VALUE IN PROJECTING OUR FUTURE OPERATING RESULTS OR PROSPECTS.

         We have been manufacturing and selling our NAS products for only approximately three years. For the year ended July 31, 2000 and the quarter ended October 31, 2000, these products accounted for less than 41% and 59%, respectively, of our total net sales. We expect sales of our NAS products to represent an increasing percentage of our net sales in the future. Because of our limited operating history in the NAS product market, as well as the rapidly evolving nature of the NAS market, it is difficult to evaluate our business or our prospects. In particular, our historical financial information is of limited value in projecting our future operating results.

OUR MARKETS ARE INTENSELY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY LOSE MARKET SHARE OR BE REQUIRED TO REDUCE PRICES.

         The markets in which we operate are intensely competitive and characterized by rapidly changing technology. Increased competition could result in price reductions, reduced gross margins or loss of market share, any of which could harm our operating results. We compete with other NAS companies, direct-selling storage providers and smaller vendors that provide storage solutions to end-users. In our non-NAS markets, we compete with computer manufacturers that provide storage upgrades for their own products, as well as with manufacturers of hard drives, CD servers and arrays and storage upgrade products. Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their products, and reduce prices to increase market share. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully against current or future competitors. In addition, new technologies may increase competitive pressures.

WE DEPEND ON A FEW CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR NET SALES AND ACCOUNTS RECEIVABLE, AND CHANGES IN THE TIMING AND SIZE OF THESE CUSTOMERS' ORDERS MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE.

         Three customers accounted for approximately 42% and 45% of our total accounts receivable at July 31, 1999 and July 31, 2000, respectively, and one individual customer accounted for approximately 9% and 7% of our net sales for fiscal 1999 and 2000, respectively. One customer accounted for approximately 25% of our net sales for the quarter ended October 31, 2000, and three customers accounted for approximately 61% of our total accounts receivable at October 31, 2000. In fiscal 1999 and 2000, we sold our non-NAS products principally to distributors and master resellers such as Ingram Micro, Tech Data, Custom Edge (previously Inacom) and Compucom. Unless and until we diversify and expand our customer base for NAS products, our future success will depend to a large extent on the timing and size of future purchase orders, if any, from these customers. If we lose a major customer, or if one of our customers significantly reduces its purchasing volume or experiences financial difficulties and is unable to pay its debts, our results of operations could be harmed. We cannot be certain that customers that have accounted for significant revenues in past periods will continue to purchase our products in future periods or that we will be able to develop new customers to replace any revenues not obtained from sales to these major customers.

OUR GROSS MARGINS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY CONTINUE TO FLUCTUATE SIGNIFICANTLY, THEREBY HARMING OUR RESULTS OF OPERATIONS.

         Historically, our gross margins have fluctuated significantly. Our gross margins vary significantly by product line and distribution channel, and, therefore, our overall gross margin varies with the mix of products we sell. Our markets are characterized by intense competition and declining average unit selling prices over the course of the relatively short life cycles of individual products. For example, we derive a significant portion of our sales from disk drives, CD servers and arrays, and storage upgrade products. The market for these products is highly competitive and subject to intense pricing pressures. Sales of disk drive upgrade systems generally generate lower gross margins than those of our NAS products. If we fail to increase sales of our NAS appliances, we believe our overall gross margins will continue to decline.

         Our gross margins have been and may continue to be affected by a variety of other factors, including:

         o  new product introductions and enhancements;

         o  competition;

         o  changes in the distribution channels we use;

         o  the mix and average selling prices of products; and

         o  the cost and availability of components and manufacturing labor.

IF WE ARE UNABLE TO INTRODUCE NEW PRODUCTS, OR IF OUR PRODUCTS FAIL TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN THE MARKETS WE SERVE, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

         Our future growth will depend in large part upon our ability to successfully develop and introduce new hardware and software for the NAS market. Due to the complexity of products such as ours, and the difficulty in estimating the engineering effort required to produce new products, we face significant challenges in developing and introducing new products. We may be unable to introduce new products on a timely basis or at all. If we are unable to introduce new products in a timely manner, our operating results could be harmed.

         Even if we are successful in introducing new products, we may be unable to keep pace with technological changes in our markets and our products may not gain any meaningful market acceptance. The markets we serve are characterized by rapid technological change, evolving industry standards, and frequent new product introductions and enhancements that could render our products obsolete and less competitive. As a result, our position in these markets could erode rapidly due to changes in features and functions of competing products or price reductions by our competitors. In order to avoid product obsolescence, we will have to keep pace with rapid technological developments and emerging industry standards. We may not be successful in doing so, and if we fail in this regard, our operating results could be harmed.

WE RELY UPON A LIMITED NUMBER OF SUPPLIERS FOR SOME OF THE COMPONENTS USED IN OUR PRODUCTS, AND ANY DISRUPTION OR TERMINATION OF THESE SUPPLY ARRANGEMENTS COULD DELAY SHIPMENT OF OUR PRODUCTS AND HARM OUR OPERATING RESULTS.

         We rely upon a limited number of suppliers of several key components used in our products, including disk drives, computer boards, power supplies and microprocessors. In the past, we have experienced periodic shortages, selective supply allocations and increased prices for these and other components. We may experience similar supply issues in the future. Even if we are able to obtain component supplies, the quality of these components may not meet our requirements. For example, in order to meet our product performance requirements, we must obtain disk drives of extremely high quality and capacity. Even a small deviation from our requirements could render any of the disk drives we receive unusable by us. In the event of a reduction or interruption in the supply or a degradation in quality of any of our components, we may not be able to complete the assembly of our products on a timely basis or at all, which could force us to delay or reduce shipments of our products. If we were forced to delay or reduce product shipments, our operating results could be harmed. In addition, product shipment delays could adversely affect our relationships with our channel partners and current or future end-users.

UNDETECTED DEFECTS OR ERRORS FOUND IN OUR PRODUCTS, OR THE FAILURE OF OUR PRODUCTS TO PROPERLY INTERFACE WITH THE PRODUCTS OF OTHER VENDORS, MAY RESULT IN DELAYS, INCREASED COSTS OR FAILURE TO ACHIEVE MARKET ACCEPTANCE, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Complex products such as those we develop and offer may contain defects or errors, or may fail to properly interface with the products of other vendors, when first introduced or as new versions are released. Despite internal testing and testing by our customers or potential customers, we do, from time to time, and may in the future encounter these problems in our existing or future products. Any of these problems may:

         o  cause delays in product introductions and shipments;

         o  result in increased costs and diversion of development resources;

         o cause us to incur increased charges due to obsolete or unusable inventory;

         o  require design modifications; or

         o decrease market acceptance or customer satisfaction with these products, which could result in product returns.

         In addition, we may not find errors or failures in our products until after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could significantly harm our operating results. Our current or potential customers might seek or succeed in recovering from us any losses resulting from errors or failures in our products.

IF WE ARE UNABLE TO MANAGE OUR INTERNATIONAL OPERATIONS EFFECTIVELY, OUR OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED.

         Net sales to our international customers, including export sales from the United States, accounted for approximately 58% of our net sales for the quarter ended October 31, 2000 as compared to 41% of our net sales for the quarter ended October 31, 1999, 41% of our net sales for the year ended July 31, 2000 and approximately 33% of our net sales for the fiscal year ended July 31, 1999. We believe that our growth and profitability will require successful expansion of our international operations to which we have committed significant resources. Our international operations will expose us to operational challenges



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

that we would not otherwise face if we conducted our operations only in the United States. These include:

         o currency exchange rate fluctuations, particularly when we sell our products in denominations other than U.S. dollars;

         o difficulties in collecting accounts receivable and longer accounts receivable payment cycles;

         o reduced protection for intellectual property rights in some countries, particularly in Asia;

         o legal uncertainties regarding tariffs, export controls and other trade barriers;

         o the burdens of complying with a wide variety of foreign laws and regulations; and

         o seasonal fluctuations in purchasing patterns in other countries, particularly in Europe.

         Any of these factors could have an adverse impact on our existing international operations and business or impair our ability to continue expanding into international markets. For example, our reported sales can be affected by changes in the currency rates in effect during any particular period. The effects of currency fluctuations were evident in our results of operations for the quarter ended October 31, 2000. During this quarter, the Euro and two currencies whose values are pegged to the Euro, declined in value significantly. Not only did this cause a foreign currency loss of approximately $161,000, but it also caused us to report $240,000 less in sales than we would have reported had the Euro remained constant over the quarter ended October 31, 2000.

         In order to successfully expand our international sales, we must strengthen foreign operations, hire additional personnel and recruit additional international distributors and resellers. Expanding internationally and managing the financial and business operations of our foreign subsidiaries will also require significant management attention and financial resources. For example, our foreign subsidiaries in Europe have incurred operational losses. To the extent that we are unable to address these concerns in a timely manner, our growth, if any, in international sales will be limited, and our operating results could be materially adversely affected. In addition, we may not be able to maintain or increase international market demand for our products.

OUR PROPRIETARY SOFTWARE RELIES ON OUR INTELLECTUAL PROPERTY, AND ANY FAILURE BY US TO PROTECT OUR INTELLECTUAL PROPERTY COULD ENABLE OUR COMPETITORS TO MARKET PRODUCTS WITH SIMILAR FEATURES THAT MAY REDUCE DEMAND FOR OUR PRODUCTS, WHICH WOULD ADVERSELY AFFECT OUR NET SALES.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary software or technology. We believe the protection of our proprietary technology is important to our business. If we are unable to protect our intellectual property rights, our business could be materially adversely affected. We currently rely on a combination of copyright and trademark laws, trade secrets and a patent to protect our proprietary rights. In addition, we generally enter into confidentiality agreements with our employees and license agreements with end-users and control access to our source code and other intellectual property. We have applied for the registration of some, but not all, of our trademarks. We have applied for several U.S. patents with respect to the design of our NetFORCE product, and we anticipate that we will apply for additional patents. It is possible that no patents will issue from our currently pending applications. New patent applications may not result in issued patents and may not provide us with any competitive advantages over, or may be challenged by, third parties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries, and the enforcement of those laws, do not protect proprietary rights to as great an extent as do the laws of the United States. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products or design around any patent issued to us or other intellectual property rights of ours.

         In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights to establish the validity of our proprietary rights. This litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel.

WE MAY FROM TIME TO TIME BE SUBJECT TO CLAIMS OF INFRINGEMENT OF OTHER PARTIES' PROPRIETARY RIGHTS OR CLAIMS THAT OUR OWN TRADEMARKS, PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS ARE INVALID, AND IF WE WERE TO SUBSEQUENTLY LOSE OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED.

         We may from time to time receive claims that we are infringing third parties' intellectual property rights or claims that our own trademarks, patents or other intellectual property rights are invalid. We expect that companies in our markets will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. The resolution of any claims of this nature, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could harm our operating results. Royalty or licensing agreements, if required, might not be available on terms acceptable to us or at all. The loss of access to any key intellectual property right could harm our business.

OUR NET SALES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY, AND ANY FLUCTUATIONS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         In recent periods, we have experienced significant declines in net sales and gross profit and incurred operating losses, causing our quarterly operating results to vary significantly. If we fail to meet the expectations of investors or securities analysts, as well as our internal operating goals, as a result of any future fluctuations in our quarterly operating results, the market price of our common stock could decline significantly. Our net sales and quarterly operating results are likely to fluctuate significantly in the future due to a number of factors. These factors include:

         o market acceptance of our new products and product enhancements or those of our competitors;

         o  the level of competition in our target product markets;

         o  delays in our introduction of new products;

         o changes in sales volumes through our distribution channels, which have varying commission and sales discount structures;

         o  changing technological needs within our target product markets;

         o the impact of price competition on the selling prices for our non-NAS products, which continue to represent a majority of our net sales;

         o  the availability and pricing of our product components;

         o our expenditures on research and development and the cost to expand our sales and marketing programs; and

         o  the volume, mix and timing of orders received.

         Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. In addition, it is difficult for us to forecast accurately our future net sales. This difficulty results from our limited operating history in the emerging NAS market, as well as the fact that product sales in any quarter are generally booked and shipped in that quarter. Because we incur expenses, many of which are fixed, based in part on our expectations of future sales, our operating results may be disproportionately affected if sales levels are below our expectations.

         Our revenues in any quarter may also be affected by product returns and any warranty obligations in that quarter. Many of our distribution and reseller customers have limited return rights. In addition, we generally extend warranties to our customers that correspond to the warranties provided by our suppliers. If returns exceed applicable reserves or if a supplier were to fail to meet its warranty obligations, we could incur significant losses. In fiscal 2000, we experienced a 14% product return rate. This rate may vary significantly in the future, and we cannot assure you that our reserves for product returns will be adequate in any future period.

IF WE ARE UNABLE TO ATTRACT QUALIFIED PERSONNEL OR RETAIN OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL, WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY.

         Our continued success depends, in part, on our ability to identify, attract, motivate and retain qualified technical and sales personnel. Competition for qualified engineers and sales personnel, particularly in Orange County, California, is intense, and we may not be able to compete effectively to retain and attract qualified, experienced employees. Should we lose the services of a significant number of our engineers or sales people, we may not be able to compete successfully in our targeted markets and our business would be harmed.

         We believe that our success will depend on the continued services of our executive officers and other key employees. In particular, we rely on the services of our four founders, Messrs. Razmjoo, Alaghband, Aydin and Shahrestany. We maintain employment agreements with each of our founders. We do not maintain key-person life insurance policies on these individuals. The loss of any of these executive officers or other key employees could harm our business.

WE MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY, AND OUR FAILURE TO DO SO COULD REQUIRE US TO SEEK ADDITIONAL FINANCING, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE OR ANY TERMS.

         In recent periods, we have experienced significant declines in net sales and gross profit, and we have incurred operating losses. We incurred operating losses of $5.2 million for fiscal 1999, $12.1 million for fiscal 2000 and $1.6 million for the quarter ended October 31, 2000. We expect to continue to incur operating losses through at least fiscal 2001. As part of our strategy to focus on the NAS market, we plan to significantly increase our direct sales force and to increase our investment in research and development and marketing efforts. We will need to significantly increase our revenues from our NAS products to achieve and maintain profitability. The revenue and profit potential of these products is unproven. We may not be able to generate significant or any revenues from our NAS products or achieve or sustain profitability in the future. In addition, we have invested substantial cash in our new corporate headquarters. If we are unable to achieve or sustain profitability in the future, we will have to seek additional financing in the future, which may not be available to us on favorable or any terms.

CONTROL BY OUR EXISTING SHAREHOLDERS COULD DISCOURAGE POTENTIAL ACQUISITIONS OF OUR BUSINESS THAT OTHER SHAREHOLDERS MAY CONSIDER FAVORABLE.

         Our executive officers, directors and 5% or greater shareholders and their affiliates own 6,300,000 shares, or approximately 52% of the outstanding shares of common stock. Assuming we sell 2,000,000 shares in this offering, these shareholders will collectively own approximately 45% of our outstanding shares of common stock. Acting together, these shareholders would be able to exert substantial influence on matters requiring approval by shareholders, including the election of directors. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock or prevent our shareholders from realizing a premium over the market price for their shares of common stock.

OUR MANAGEMENT HAS BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING, AND THE NET PROCEEDS FROM THIS OFFERING MAY BE APPLIED TO USES THAT DO NOT INCREASE OUR OPERATING RESULTS OR MARKET VALUE.

         We expect our management to use the net proceeds from this offering to expand our sales and marketing organization, increase research and development, repay a portion of our outstanding debt and for other general corporate purposes including working capital. Our management will have broad discretion in applying most of the net proceeds of this offering, and you will not have the opportunity, as part of your investment in our common stock, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value.

THE MARKET PRICE FOR OUR COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY IN THE PAST AND WILL LIKELY CONTINUE TO DO SO IN THE FUTURE, WHICH COULD RESULT IN A DECLINE IN YOUR INVESTMENT'S VALUE.

         The market price for our common stock has been volatile in the past, and particularly volatile in the last twelve months, and may continue to fluctuate substantially in the future. The value of your investment in our common stock could decline due to the impact of any of the above or of the following factors upon the market price of our common stock:

         o  fluctuations in our operating results;

         o fluctuations in the valuation of companies perceived by investors to be comparable to us;

         o a shortfall in net sales or operating results compared to securities analysts' expectations;

         o  changes in analysts' recommendations or projections;

         o announcements of new products, applications or product enhancements by us or our competitors; and

         o  changes in our relationships with our suppliers or customers.

WE HAVE ISSUED CONVERTIBLE DEBENTURES, AND THE OBLIGATIONS OF THE DEBENTURES POSE RISKS TO THE PRICE OF OUR COMMON STOCK AND OUR OPERATIONS.

         On October 31, 2000, we issued $15.0 million of our three-year convertible debentures to a private investor. See "Description of Capital Stock
- Debentures." The debentures provide that in certain circumstances the holder of the debentures may convert its position into our stock, or demand that we repay amounts outstanding with cash or by issuing shares of our common stock. The terms and conditions of the debentures pose unique and special risks to our operations and the price of our common stock. Some of those risks are discussed in more detail below.

OUR ISSUANCE OF STOCK UPON THE CONVERSION OR "PUT" OF THE DEBENTURES AND THE EXERCISE OF THE WARRANTS, AS WELL AS SALES OF OUR COMMON STOCK BY THE HOLDER OF THE DEBENTURES, MAY DEPRESS THE PRICE OF OUR COMMON STOCK AND SUBSTANTIALLY DILUTE YOUR SHARES.

         We have agreed to register for potential resale by the purchaser of our debentures and warrants a total of 1,586,228 shares of our common stock issuable upon exercise of those debentures and warrants. This number represents 200% of the number of shares of our common stock issuable if the investor's warrant is exercised in full and our debentures were to remain outstanding until their stated maturity on October 31, 2003 and all interest on the debentures is paid in shares of our stock. As is noted in the risk factor immediately below, if the investor were to exercise its "put" right and we were to satisfy this right by issuing shares of our common stock, we could be required to issue a substantially greater number of our shares to the investor. The issuance of all or any significant portion of these shares could result in substantial dilution to the interests of our other shareholders and a decrease in the price of our stock. Sales by the investor of our common stock received upon the exercise or "put" of the debentures or upon exercise of the investor's warrant could also cause our stock price to decline due to the additional supply of shares relative to demand in the market. A decline in the price of our common stock could encourage short sales of our stock, which could place further downward pressure on the price of our stock.

THE INVESTOR HAS A RIGHT TO DEMAND REPAYMENT OF PART OR ALL OF THE DEBENTURES AT SPECIFIED TIMES, AND IF A DEMAND FOR REPAYMENT IS MADE, AND WE ARE UNABLE OR UNWILLING TO REPAY THE DEBENTURES IN CASH, WE MAY HAVE TO ISSUE SHARES SUBSTANTIALLY IN EXCESS OF THOSE ORIGINALLY CONTEMPLATED, AND THOSE ADDITIONAL SHARES WILL DILUTE YOUR SHARES.

         The debentures provide the investor with a "put" right, which is the right to demand at specified times that we repay the debentures in cash or issue shares at 90% of the then market price for shares of our common stock, but not more than $22.79 per share. Accordingly, if an investor exercises its "put" right, and we are either unwilling or unable to repay the cash, and the market price of our shares is lower than $22.79, we will have to issue shares to satisfy the "put" right of the investor. The number of shares that we may be required to issue to satisfy the investor's exercise of the "put" right could be substantial. For example, if the market price of our common stock were to decline by 75% from the market price of $11.25 per share on December 20, 2000, which represents the lowest closing price reached by our shares since the date the debentures were issued, we would be required to issue the investor approximately 5,926,000 shares, which would result in the investor owning nearly 33% of our outstanding stock. See "Description of Capital Stock - Debentures."

IF OUR SHARES ARE ISSUED TO THE INVESTOR, THOSE SHARES MAY BE SOLD INTO THE MARKET, WHICH COULD DEPRESS THE PRICE OF OUR STOCK AND ENCOURAGE SHORT SALES OF OUR STOCK.

         To the extent the debentures are converted or interest on the debentures is paid in shares of our common stock rather than cash, a significant number of these shares of our common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales. Short sales could place further downward pressure on the price of our common stock. In that case, we could be required to issue an increasingly greater number of shares of our common stock upon future conversions of the debentures as a result of the adjustments described above, sales of which could further depress the price of our common stock.

THE DEBENTURES PROVIDE FOR VARIOUS EVENTS OF DEFAULT THAT WOULD ENTITLE THE INVESTORS TO REQUIRE THE COMPANY TO REPAY THE ENTIRE AMOUNT OWED IN CASH WITHIN THREE DAYS. IF AN EVENT OF DEFAULT OCCURS, WE MAY BE UNABLE TO IMMEDIATELY REPAY THE AMOUNT OWED, AND ANY REPAYMENT MAY LEAVE US WITH LITTLE OR NO WORKING CAPITAL IN OUR BUSINESS.

         The debentures provide for various events of default, including the following:

         o the occurrence of an event of default under our loan agreements with CIT Business Credit;

         o our failure to pay the principal, interest or any liquidated damages due under the debentures;

         o our failure to make any payment on any indebtedness of $1 million or more to any third party if that failure results in the acceleration of the maturity of that indebtedness;

         o an acquisition after October 31, 2000 by any individual or entity, other than the investor and its affiliates, of more than 40% of our voting or equity securities;

         o the replacement of more than 50% of the persons serving as our directors as of October 31, 2000, unless the replacement director or directors are approved by our directors as of October 31, 2000 or by successors whose nominations they have approved;

         o a merger or consolidation of our company or a sale of more than 50% of its assets unless the holders of our securities immediately prior to such transaction continue to hold at least a majority of the voting rights and equity interests of the surviving entity or the acquirer of our assets;

         o  our entry into bankruptcy;

         o our common stock fails to be listed or quoted for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market;

         o our completion of a "going private" transaction under Commission Rule 13e-3;

         o a holder of shares issuable under the debentures or the warrant is not permitted to sell those securities under our registration statement covering those shares for a period of five or more trading days;

         o our registration statement covering the shares of our common stock underlying the debentures and the warrant is not declared effective by the Commission by February 28, 2001;

         o our failure to deliver certificates evidencing shares of our common stock underlying the debentures or the warrant within five days after the deadline specified in our transaction documents with the investor;

         o our failure to have a sufficient number of authorized but unissued and otherwise unreserved shares of our common stock available to issue such stock upon any exercise or conversion of the warrant and the debentures;

         o the exercise or conversion rights of the investor under the warrant or the debentures are suspended for any reason, except as provided in the applicable transaction documents;

         o we default on specified obligations under our registration rights agreement with the investor and fail to cure any such default within 60 days; and

         o other than the specified defaults under the registration rights agreement referred to above, we default in the timely performance of any obligation under the transaction documents with the investor and fail to cure any of these defaults for 20 days after we are notified of the default.

         If an event of default occurs, the investor can require us to repurchase all or any portion of the principal amount of any outstanding debentures at a repurchase price equal to the greater of 110% of such outstanding principal amount, plus all accrued but unpaid interest on such outstanding debentures through the date of payment, or the total value of all of our shares issuable upon conversion of such outstanding debentures, valued based on the average closing price of our common stock for the preceding five trading days, plus any accrued but unpaid interest on such outstanding debentures. In addition, upon an event of default under the debentures, the investor could also require us to repurchase from the investor any of our shares of common stock issued to the investor upon conversion of the debentures within the preceding 30 days, which would be valued at the average closing price of our common stock over the preceding five trading days. We would be required to complete these repurchases no later than the third trading day following the date an event of default notice is delivered to us.

         If we were required to make a default payment at a time when all of the debentures were outstanding, the payment required would be a minimum of $16.5 million and could be substantially greater depending upon the market price of our common stock at the time. In addition, if we default in the timely performance of specified obligations under our registration rights agreement with the investor, we would also be obligated to pay as liquidated damages to the investor an amount equal to $300,000 per month until any such default is cured.

         Some of the events of default include matters over which we may have some, little or no control, such as various corporate transactions in which the control of our company changes, or if our common stock ceases to be listed on a trading market. If an event of default occurs, we may be unable to repay any part or all of the entire amount in cash. Any such repayment could leave us with little or no working capital for our business.

THE DEBENTURES RESTRICT OUR ABILITY TO RAISE ADDITIONAL EQUITY, WITHOUT THE CONSENT OF THE INVESTOR, WHICH COULD HINDER OUR EFFORTS TO OBTAIN ADDITIONAL NECESSARY FINANCING TO OPERATE OUR BUSINESS, OR TO REPAY THE DEBENTURE HOLDERS.

         The agreements we executed when we issued these debentures prohibit us from obtaining additional equity or equity equivalent financing for a period of 90 trading days after the effective date of the registration statement covering the resale of the shares issuable upon conversion of the debentures. We also agreed that for a period of 180 trading days after the effective date of the registration statement covering the resale of the shares issuable upon conversion of the debentures, we would not, without the investor's consent, obtain additional equity or equity equivalent financing unless we first offer the investor the opportunity to provide such financing upon the terms and conditions proposed. These restrictions have several exceptions, such as issuances of options to employees and directors, strategic transactions and acquisitions and bona fide public offerings with proceeds exceeding $20 million in gross proceeds. If we are unable to raise at least $20 million in gross proceeds from this offering, we would not be permitted to complete this offering without the consent of the investor that purchased the debentures. We cannot assure you that we would be able to obtain that consent. The above restrictions may make it extremely difficult to raise additional equity capital during the periods in which the restrictions apply. We may need to raise such additional capital, and if we are unable to do so, we may have little or no working capital for our business, and the market price of our stock may decline.

WE MAY BE REQUIRED TO PAY LIQUIDATED DAMAGES IF WE DO NOT OBTAIN SHAREHOLDER APPROVAL FOR ISSUANCE OF OUR COMMON STOCK, OR IF WE ARE UNABLE TO TIMELY REGISTER THESE SHARES.

         We are subject to National Association of Securities Dealers Rule 4460, which generally requires shareholder approval of any transaction that would result in the issuance of securities representing 20% or more of an issuer's outstanding listed securities. Therefore, upon conversion or the payment of interest on debentures, we are not able to issue more than 2,322,150 shares, or 19.99% of our outstanding common stock on October 30, 2000, the day prior to the date of issuance of the debentures. The terms of the convertible debentures purchase agreement also provide that the investor desiring to convert has the option of requiring us either to seek shareholder approval within 75 days of the request or to pay the converting holder the monetary value of the debentures that cannot be converted, at a premium to the converting holder. If the shareholder chooses that we convert the debentures into shares and we have not obtained the requisite shareholder approval within 75 days, we would be obligated to pay the monetary value to the purchaser as liquidated damages. Also, under the terms of the Registration Rights Agreement, we will incur liquidated damages of approximately $300,000 per month if we are unable to register the shares on or before February 28, 2001, or maintain the registration of the shares, of common stock issuable upon the conversion of the debentures and the exercise of those warrants.

EVEN IF WE NEVER ISSUE OUR STOCK UPON EXERCISE OR PUT OF THE DEBENTURES OR UPON EXERCISE OF THE INVESTOR'S WARRANTS, WE MAY ISSUE ADDITIONAL SHARES, WHICH WOULD REDUCE YOUR OWNERSHIP PERCENTAGE AND DILUTE THE VALUE OF YOUR SHARES.

         Events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Procom. We may issue additional shares of common stock or preferred stock: to raise additional capital or finance acquisitions, upon the exercise or conversion of outstanding options, warrants and shares of convertible preferred stock, or in lieu of cash payment of dividends. For example, on December 28, 2000, we issued 480,000 shares of our common stock to acquire Scofima Software S.r.l. Our issuance of additional shares would dilute your shares.

                           FORWARD-LOOKING STATEMENTS

         Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this prospectus or in documents incorporated by reference in this prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including, without limitation, under "Risk Factors" and in reports filed by us with the Securities and Exchange Commission and incorporated by reference in this prospectus, and all subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We estimate that our net proceeds from the sale of shares of common
stock by us in this offering will be approximately $          , after deducting
the placement agent's fee and offering expenses payable by us.

         We intend to use the net proceeds from this offering as follows:

         o  at least $          for expanding our sales and marketing
            organization;

         o  at least $          for research and development;

         o approximately $4.1 million to repay outstanding principal and accrued interest on our one-year term loan with CIT Business Credit, which bears interest at the lender's prime rate plus 0.5% (9.0% at October 31, 2000) and was used to finance the completion of our corporate headquarters; and

         o any remaining proceeds for other general corporate purposes, including working capital and the potential repayment of additional debt.

         We may use a portion of the net proceeds to acquire or make investments in businesses, products or technologies that we believe will complement our current or future business. While we are currently evaluating potential transactions and transaction prospects, we do not currently have agreements or commitments with respect to any acquisition or investment. We will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, we plan to invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                    BUSINESS

         The information presented in this section is taken from our Form 10-K for our fiscal year ended July 31, 2000. See "Prospectus Summary -- Recent Developments" for a brief discussion of material changes in our affairs since the end of that fiscal year.

GENERAL

         We are a designer and provider of network data storage and access appliances. Appliances are specialized devices that perform a specific function within the computer network. Data storage appliances are emerging as the solution of choice to manage the rapidly growing data storage requirements of computer networks. These appliances provide superior performance at a lower cost than general-purpose computers used as file servers. We have developed network attached storage, or NAS, appliances that we believe are faster, more reliable and easier to install and operate than similarly configured and comparably priced appliances. We achieve these advantages by integrating into our appliances proprietary, specialized operating system software optimized for data storage and retrieval.

         We were formed in 1987 to develop and market computer storage-related products. We began developing NAS appliances in 1997 as a natural evolution of our market-leading position in CD/DVD-ROM server and array appliances. We continue to sell these products, as well as storage upgrade products, such as higher capacity disk drive upgrade kits for notebook computers. Sales of these non-NAS products accounted for $37.8 million, or 59.8%, of net sales for fiscal 2000 and $74.4 million, or 73.4%, of our net sales for fiscal 1999. The demand for our CD servers and arrays has declined and we have experienced increased pricing pressures on our disk drive storage upgrade systems, resulting in lower overall revenue in fiscal 2000. We provide a line of high-performance NAS appliances that allows us to address the price and performance needs of our customers. In the future, we expect NAS and related technologies to be the principal focus of our business.

INDUSTRY OVERVIEW

         Large and Growing Need for Data Storage

         Companies increasingly view data as a strategic asset that creates a competitive advantage. Continuous and rapid access to this data is critical to managing a business effectively. The volume of data produced and stored by businesses is growing rapidly. EMC has estimated that data storage doubles every 90 days for dot com companies, and every six months for Fortune 2000 companies. The factors contributing to the growth in network storage requirements include:

         o  proliferation of e-commerce;

         o new communication media such as e-mail, digital imaging and video storage;

         o widespread use of enterprise applications, including enterprise resource planning, sales force automation, supply chain and customer relationship management systems; and

         o increasing personalization of consumer marketing and product development.

         As a result of these factors, expenditures for data storage are growing rapidly and consuming an increasing percentage of total information technology expenditures. IDC estimates that the worldwide storage market will grow from $29 billion in 1999 to $46 billion in 2003, a compound annual growth rate of 12.2%.

         Common Solutions to Network Storage Requirements

         There are several approaches to providing network data storage capacity. These approaches include:

         o General Purpose Servers. Companies can increase their data storage capacity by adding general purpose computers as data file servers or by attaching external storage devices directly to existing servers. General purpose servers are designed to execute computer applications and perform a wide variety of functions, including providing database, electronic mail, network management, file management and application services. They are not specifically designed to store and retrieve files. As a result, general purpose computers used as file servers often provide unsatisfactory file input/output, or I/O, performance, do not support computing platforms other than that of the server itself, and require significant maintenance and support. Moreover, because of their complexity, general purpose servers often cost more to purchase and operate than other alternatives and therefore represent a poor long-term value when used principally as storage devices.

         o Storage Area Networks. A storage area network, or SAN, is a self-contained fiber-optic network of high-speed storage devices. While SANs may be the preferred storage solution in very large computing environments with particular data access characteristics, they also have a number of disadvantages. SAN installations require significant upfront costs, and SAN systems are expensive to maintain. Moreover, they require the implementation and maintenance of a separate and proprietary fibre channel network, which is not compatible with the fibre channel networks of other SAN vendors.

         o Network Attached Storage. NAS appliances have been developed to offload basic file I/O tasks from general purpose servers. NAS appliances are designed to store and retrieve larger amounts of data more quickly than general purpose servers. Freed of all hardware and operating system elements unrelated to file I/O tasks, NAS appliances provide greater file throughput, usually for less cost. Unlike SAN devices, NAS appliances can be easily connected to an existing computer network, with additional appliances added over time as storage needs grow. NAS appliances can also complement a SAN deployment. These characteristics make NAS appliances a scalable, versatile and cost-effective data storage solution.

         The advantages of NAS have been acknowledged in the marketplace. The Gartner Group predicts that the NAS market will grow from approximately $1 billion in 1999 to $10 billion in 2003, representing a 77.8% compound annual growth rate. Because storage appliances are designed to perform a few dedicated functions, NAS appliances are ideal for companies seeking a storage solution that:

         o  is easy to install, use and administer;

         o  is easy to integrate with existing infrastructure components;

         o  has a low acquisition price and low total cost of ownership; and

         o  provides high speed data access, high capacity and scalability.

SPECIFIC CHALLENGES IN DATA MANAGEMENT

         In general, enterprises using networked computing environments face challenges in managing rapidly growing volumes of distributed data. These challenges include:

         o Poor Data Access Performance. Data access performance across networks has historically been improved by increasing processor performance or by increasing network bandwidth. However, this approach has its limits. The remaining bottleneck in data access performance is caused by the file server's operating system, which must also perform many additional tasks unrelated to data access. These unrelated tasks slow the server's ability to respond to file I/O requests.

         o Difficulties Accessing Shared Data. Organizations require solutions that provide access to shared data. These organizations often install applications that run on differing and incompatible computing operating systems. However, many of these operating systems are incapable of accessing or sharing data created or stored on other systems without the assistance of additional software.

         o Unavailable Data. Unavailable data can result in costly business interruptions. Data availability is critical to worker productivity, making it imperative that network data storage devices have low failure rates, rapid recovery times and the ability to provide uninterrupted data service. Data unavailability can be caused by hardware and/or software failure.

         o Data Administration Challenges. Network data administration, including the backup and expansion of data storage capacity, requires the management of both hardware and software systems. This becomes more complex with large volumes of data, increasing numbers of users accessing data and wide distribution of data stored across the network. Storage devices that cannot be managed remotely place an added burden on technical personnel and resources.

         o Solutions That Are Not Easily Scalable. Given the continuing increase in data storage needs, effective storage solutions will provide a simple and economical means to increase capacity over time. Preferred solutions allow enterprises to modify their existing infrastructure and incur only incremental costs as they grow rather than to make extensive and expensive modifications to their computing networks.

         o High Total Cost of Ownership. The total cost of ownership for a storage solution includes not only the initial system purchase price, but also the costs associated with ongoing maintenance and support. Systems that require frequent service can have total ownership costs significantly greater than their initial purchase price.

THE PROCOM SOLUTION

         Our NAS appliances are well suited to address the growth in data storage as well as the specific challenges of data management. A key element of our solution is our proprietary operating system software, which we integrate with high-performance, industry-standard hardware components to provide our customers with the following benefits:

         o Fast File Service Response Times. Our NAS appliances are designed to achieve rapid I/O response times. We have developed proprietary operating system software optimized for data access and storage. This software enables our NAS appliances to execute user read and write requests significantly faster than general purpose computers used as file servers.

         o Cross-Platform Compatibility. Our NAS appliances provide native support and enable simultaneous shared file services for environments using UNIX, including Linux, and Windows NT operating systems. As a result, users can share data across multiple operating systems, eliminating the need to duplicate data or have separate storage devices for each computing environment. This functionality allows organizations to consolidate their data storage onto fewer devices, providing performance efficiencies and lower total cost of ownership.

         o High Levels of Data Availability and Product Reliability. Our appliances are designed to provide high levels of data availability with minimal incremental cost. Data journaling and hardware redundancies help ensure the protection and availability of data in the event of hardware component failure. Moving basic storage functions from a server to a NAS appliance improves the server's reliability and its ability to process non-storage functions.

         o Ease of Installation, Administration and Maintenance. Our appliances are easier to install and operate than both general purpose computers and NAS appliances from other vendors. Our NAS appliances are specifically designed to be installed easily and quickly, some in just minutes. Moreover, our appliances' management software is accessible via a Web browser, making remote initiation of diagnosis and management utilities possible. In general, our appliances simplify system administration and permit more efficient use of technical personnel.

         o Scalable Solution. Our appliances are designed so that storage capacity can grow on an incremental and cost-effective basis while maintaining high throughput levels. A system administrator can incrementally increase storage capacity by adding disk drives to an existing appliance, or by adding additional NAS appliances to the existing network infrastructure without an interruption in access to stored data. Adding one of our NAS appliances to a network takes less time than adding a general purpose file server. This capability allows customers to expand their storage capacity incrementally without significant changes to their network infrastructure.

         o Low Total Cost of Ownership. We reduce the initial cost of ownership by taking advantage of the price and performance of commercial off-the-shelf hardware components. Our products are easy to install, which also helps to reduce the initial cost of ownership. We reduce the ongoing cost of ownership by providing products with exceptional reliability and low maintenance costs.

STRATEGY

         Our objective is to become the leading provider of network attached data storage and access appliances by employing the following strategies:

         o Seek NAS Market Leadership by Building On Our Storage Experience. Over the past several years, we have designed, developed and distributed NAS appliances. We plan to expand our NAS market presence by continuing to develop our NAS technology and expanding our NetFORCE product line. As part of this strategy, we will seek to build on our data storage experience and existing customer relationships.

         o Expand our Direct Sales Force and Target Data-Intensive Markets. We intend to increase the size of our direct sales force over the next 12 months. We believe that a strong direct sales presence is important in penetrating data-intensive markets, including e-business, networking, and enterprises using applications such as Web and e-mail hosting, data warehousing, imaging, multimedia and digital video production. We intend to use our direct sales force to complement and support our channel partners through joint sales calls, market education and development and post-sales support.

         o Increase Indirect Sales. We plan to expand our relationships with our existing channel partners, especially UNIX resellers and other resellers with access to our targeted markets. We also intend to engage new channel partners to enhance our ability to penetrate targeted markets. For example, we recently signed a national distribution agreement with Merisel Open Computing Alliance, or MOCA, a large master reseller of Sun Microsystems' products, to distribute our NAS appliances to UNIX resellers throughout the United States. We intend to continue the expansion of our distribution capabilities by entering into additional agreements with selected OEMs, distributors, VARs and system integrators.

         o Focus on Software Differentiation. We will continue to differentiate our appliances by developing additional features and functionality within our proprietary operating system software. We believe this approach provides us with a competitive advantage and allows us to design systems with advanced features that provide an exceptional level of system speed, availability and reliability. We also intend to work closely with industry leading software providers to enable our NAS appliances to be integrated with their software architectures. To complete these efforts, we intend to continue to expand our software engineering staff.

         o Expand Business Alliances. We intend to seek OEM, joint development and joint marketing and other agreements with hardware and software vendors and other companies that sell complementary appliances. For example, we have entered into an agreement with Hewlett-Packard to provide a hardware platform and software for incorporation into Hewlett-Packard NAS appliances. We believe this kind of arrangement provides us with access to complementary sales channels, as well as early insight into technological developments and future product release information. We believe these benefits will assist us in anticipating and responding to market opportunities.

PRODUCTS

         We currently offer two broad categories of products: NAS appliances and other data storage products. We began offering our NAS appliances in 1997. In the future, we expect NAS and related technologies to be the principal focus of our business. Our NAS appliances represented 40.2% of our net sales in fiscal 2000 and 26.6% for fiscal 1999.

         Network Attached Storage Products

         NetFORCE. Our NetFORCE appliances are disk-based, read and write NAS storage appliances with optimized software providing faster I/O performance than stand-alone file servers and direct attached storage products. Our NetFORCE product line ranges from an entry level, plug and play, 75 gigabyte device designed for remote offices and small-sized computer workgroups to our highest performance, fault tolerant network data server that provides up to 2.5 terabytes of storage capacity. We were named "Finalist" by Federal Office Systems Exposition, in 1999 for our NetFORCE 100 product. In 2000, Hewlett-Packard received the same award for its version of our NetFORCE 1500 product. The list prices for our NetFORCE product line range from approximately $5,000 to $200,000, depending primarily on the model purchased and the product configuration specified by the customer. The table below describes the key features and target markets for each of these appliances.

         DataFORCE.

         Our DataForce appliances are CD/DVD-ROM-based, read only NAS storage devices. Our product line consists of devices that provide a high-speed economical means to distribute data to user workstations from as many as 250 CD-ROM disks. In 1999, DataFORCE was awarded "Editor's Choice Award" by Network Computing magazine and "Product of the Year" by Imaging and Documents Solutions magazine. The table below also describes the key features and target markets for each of these appliances.

Product                                 Key Features                              Target Markets
-------                                 ------------                              --------------
NetFORCE 2500SFT              o Hardware redundancies eliminate       Businesses requiring the highest level
Symmetric Fault Tolerant        any single point of failure and       of data availability and integrity,
                                built in backup/restore software      including storage intensive enterprises
                                                                      using Window NT, UNIX and Linux-based
                              o Files accessed and shared by          systems.
                                both Windows NT and UNIX-based
                                systems

                              o Web-based remote device management

                              o Easy stand-alone installation

NetFORCE 2200HA               o Hardware redundancies                 Storage intensive e-businesses using
High Availability                                                     Windows NT, UNIX and Linux-based
                              o Files accessed and shared by          systems, including ISPs, Web and e-mail
                                both Windows NT and UNIX-based        hosts and engineering environments
                                systems

                              o Extensive backup, re-store and
                                recovery capabilities and web-based
                                remote device management

                              o Easy stand-alone configuration

NetFORCE 1500                 o Hardware redundancies ensure data     Workgroups using Windows NT,
                                integrity                             UNIX and Linux-based systems,
                                                                      especially mid-sized e-businesses
                              o Allows files to be accessed and       and engineering intensive environments
                                shared by both Windows NT and
                                UNIX-based systems

DataFORCE 1000R               o 250 CD-ROM capacity                   Organizations that use document
Rack-mountable                                                        imaging and firms with extensive data
                              o Web-based remote device               access needs, including libraries, law
                                management and modular fault          firms, accounting firms, educational
                                tolerant design                       and other institutions

                              o Supports Windows NT, UNIX,
                                Novell and Macintosh environments

DataFORCE 100 / 200 / 300     o Up to 115 CD-ROM capacity with        Organizations that use document
                                web-based remote device management    imaging technologies. Also, libraries,
                                                                      law firms, public accounting firms,
                              o Easy to install                       educational and other institutions

                              o Supports Windows NT, UNIX,
                                Novell and Macintosh environments

         We are currently in the process of developing our next generation NetFORCE appliances. These new appliances are expected to have internal fibre channel hardware, enhanced backup and restore capabilities, increased storage capacity and greater data access speeds. In addition, we intend to continue development of our proprietary software to further improve system performance.

         Other Data Storage Products

         We also develop and market a number of other data storage products, including disk drive upgrades, standalone and networked CD/DVD-ROM servers and arrays, as well as tape backup products. Our disk drive upgrades allow users to increase the storage capacity of their laptop and desktop computers, which extends the life of their initial hardware investment. Our CD/DVD-ROM servers and arrays allow users to access software and data stored on these media. Our tape backup products provide reliable backup storage for large amounts of data. We offer these products in a variety of configurations depending on the price and performance requirements of our customers.

         Together, these products constituted 59.8% of our total net sales in fiscal 2000, and 73.4% for fiscal 1999. We anticipate our sales of these products to decline over time, especially as a percent of total net sales, as we continue to transition to the growth opportunity presented by the NAS market. We plan to provide continued technical and customer support for these products to our customers and channel partners.

TECHNOLOGY

         Our NAS operating system and the associated software and hardware components are designed to achieve the following objectives:

         o providing high-speed access to data by optimizing network, computer processor and hard drive features and interfaces;

         o allowing files created in both the UNIX and Windows NT environments to be shared simultaneously and across multiple operating systems, while protecting the integrity of the underlying data;

         o  supporting the native security features of both UNIX and Windows NT;

         o supporting remote management and monitoring of the NAS device via Web-based software;

         o supporting the backup and restoring functionality of commonly used storage management software applications; and

         o  enabling ease of installation by the user.

         Although our core technical competence is in the development of software, we also possess hardware engineering expertise. We use this expertise to integrate our software with best-of-breed hardware components. A key element of our design philosophy is to utilize hardware components from third-party vendors to the extent possible. This approach allows us to benefit from the technological advances of numerous competing hardware vendors, while benefiting from the constant price erosion in several hardware sectors. Moreover, this philosophy reduces our dependence on any one supplier. We intend to improve the performance of our software, incorporate anticipated advances in disk drive and computer processor hardware, and support the complementary storage technologies and software applications of other vendors.

CUSTOMERS

         The customers that use our NAS appliances and our other data storage products represent a broad array of enterprises within diverse industry sectors, including e-businesses, financial services, communications, healthcare and governmental agencies. Generally, NAS customers are organizations that require highly reliable, readily accessible, and easily managed storage. These organizations are typically in highly competitive markets and rely on data-intensive applications, such as Web servers, search engines, data warehousing and data mining, multimedia, engineering, digital video production, and ERP. Our NAS appliances and other data storage products are currently sold primarily through distributors, VARs and system integrators under the Procom brand, and OEMs under their brands.

SALES AND MARKETING

         We have an international marketing and distribution strategy. We distribute our products through a number of channels including distributors, VARs, system integrators and, increasingly, a direct sales force. We also seek OEM and distribution arrangements to increase the worldwide distribution of our NAS appliances. For example, we recently entered into an agreement with Hewlett-Packard as part of this strategy. As of July 31, 2000, we employed a total of 98 individuals in sales and marketing, composed of 49 in direct sales, 35 in customer service and technical support, and 14 in marketing.

         Sales

         We use a variety of selling channels, which are selected based on the needs and characteristics of our markets and products. For example, we sell our entry-level NAS and non-NAS products principally through VARs and distributors. We sell our high-end NAS appliances through OEMs, VARs and system integrators supported by our own direct sales force. We believe this hybrid approach is the most efficient and cost-effective strategy for distributing these high-end appliances, which often require custom configuration and typically involve significant customer contact and a long sales cycle.

         Direct Sales. As of July 31, 2000, our direct sales force consisted of 31 domestic and 18 international sales professionals and technical sales support specialists. Most of these employees are based at our headquarters office. We also have direct sales employees based elsewhere in the U.S. and abroad. Our direct sales force focuses on generating sales opportunities for our channel partners, which helps to avert competition between our channel partners and our direct sales force. We expect to increase significantly the number of sales professionals and technical sales support specialists, both domestically and internationally, to support the transition of our business toward our NAS appliances.

         Indirect Sales. Our indirect channel partners consist of system integrators, VARs, OEMs and distributors. Our indirect channel partners market, sell, implement and support our products. We intend to enhance our existing relationships with these partners and develop relationships with additional indirect channel partners; especially those that we expect to enhance our ability to penetrate target markets. For example, in April 2000, we entered into a relationship with MOCA, a large master reseller of Sun Microsystems' products, to distribute our NAS appliances to UNIX resellers throughout the United States.

         As of July 31, 2000 our indirect channel partners included:

               System Integrators               VARs
               o  CSC                           o  Compucom
               o  EDS                           o  Custom Edge
               o  Cope AG                       o  CDW
               o  Southern Computer Supplies    o  Sarcom
                                                o  Insight
               Distributors/Other               o  Enpointe
               o  Merisel and MOCA              o  Comark
               o  Ingram Micro                  o  IKON
               o  Tech Data                     o  Online Connecting Point
               o  Hewlett-Packard

         Marketing

         Our marketing organization consists of a product marketing group and marketing communications group. Our product marketing group is responsible for product direction, market opportunity identification and strategic positioning, as well as industry research education. Our product marketing activities also include development of relationships with indirect channel partners, participation in tradeshows to promote and launch our products and coordination of our involvement in various industry standards organizations. One of our employees currently chairs the NAS committee of the Storage Networking Industry Association (SNIA), a committee whose purpose is to define and promote NAS standardization.

         Our marketing communications group is responsible for increasing awareness of our company and our products. These efforts include brand promotion, public relations, advertising, industry trade show participation, speaking engagements, seminars, direct mail and Web site content development. Our marketing communications professionals also produce data sheets, presentations, and product demonstrations.

BUSINESS ALLIANCES

         We have entered into business alliances with OEMs, resellers, software vendors and channel partners. These business alliances have often accelerated our development of NAS technology and have helped us improve the performance, features and functionality of our products. Examples of these alliances include the following:

         Hewlett-Packard

         In December 1999, we entered into an agreement with Hewlett-Packard under which we supply a customized version of our mid-range NAS hardware and software for incorporation in a Hewlett-Packard NAS solution for the Windows NT and UNIX markets. The agreement has a five-year term and has no minimum quantity commitments. We expect that Hewlett-Packard will market and support the NAS appliances developed with our technology through its network of computer resellers. We began shipments under this agreement in April 2000. We believe that HP may introduce other NAS appliances based on other non-Procom proprietary technology that can be either complementary or competitive to our product offering.

         Novell

         We began working with Novell in 1996 to facilitate incorporation of Novell services in NAS technology. We entered into this relationship in recognition of strong customer demand for support of Novell networks with our DataFORCE appliances. In July 1999, Novell certified our DataFORCE line of CD/DVD-ROM servers for operation under NetWare, including client versions for Windows and Novell Directory Services.

CUSTOMER SERVICE AND SUPPORT

         We are committed to providing our customers with timely and effective service and support. Our engineers and technicians work closely with our sales personnel to provide system integrators, VARs, OEMs and distributors with pre-and post-sales support, technical support, education, training and consulting services. We provide these services by telephone and facsimile, as well as through online bulletin board services and Web sites. As of July 31, 2000, our customer service and support team consisted of 35 people, including 14 in our headquarters in California and 12 in the field. We also rely on our system integrators, VARs, OEMs and distributors to provide technical support and service.

RESEARCH AND DEVELOPMENT

         We believe that a substantial commitment to research and development is essential to our ability to introduce new and enhanced products that address emerging market opportunities. As of July 31, 2000, our engineering and product development staff consisted of 54 employees, which includes 21 software engineers, 25 hardware engineers and 8 software quality assurance technicians. Before we develop a new product, our research and development engineers work with marketing managers and customers to develop specifications for product requirements. Our engineers then design the new product around those specifications. After we commercially release a new product, our engineers continue to work with customers to refine the specifications for future generations and upgrades of our products.

         In order to respond to the short product life cycle inherent in the industry, our research and development team monitors industry trends to aid in selecting new technologies and features for potential development and incorporation into our appliances. We have devoted substantial resources to the development of our proprietary operating system software

         Our total expenses for research and development were $4.8 million in fiscal 1998, $5.5 million for fiscal 1999 and $7.2 million for fiscal 2000. We anticipate that the dollar amount of our research and development expenses will continue to increase in support of our NAS business. We intend to devote a decreasing amount of resources toward the support and further development of our other data storage products.

MANUFACTURING AND ASSEMBLY

         We conduct our primary manufacturing and assembly activities at our headquarters in Irvine, California. These activities consist of testing, assembly and component integration. We have historically operated without a significant backlog and generally purchase the major components of our products based on historical requirements and forecast needs. Some of our products require printed circuit boards, special metal or plastic housings, software, manuals, additional hardware components and certain custom components manufactured to our specifications. We subcontract with third-party vendors for the manufacture of these items. Our strategy has been to develop cooperative relationships with our most important suppliers, which involves exchanging critical information and implementing joint quality training programs. This strategy helps to minimize supply disruptions and maintain component quality. We test and evaluate the components used in our products. In addition, we perform quality assurance testing on our completed products. We use just-in-time manufacturing techniques and believe we have sufficient manufacturing capacity to meet foreseeable production needs. In December 1999 we were awarded ISO 9001 certification.

COMPETITION

         The market for NAS appliances is rapidly evolving and competitive. We believe we compete with the following companies:

         o other NAS companies, such as Network Appliance, Cobalt Networks and Auspex;

         o companies which provide entry level NAS filers such as Quantum, Maxtor, and Connex;

         o computer manufacturers which also provide NAS solutions along with other data storage products, such as Compaq, Sun Microsystems and Dell;

         o direct-selling storage providers targeting enterprises requiring high capacity storage solutions, such as EMC and Storage Technology; and

         o smaller enterprises that provide and sell unique solutions to various computer users.

         Our overall success depends to a great extent on our ability to continue to develop appliances that incorporate new and rapidly evolving technologies to provide users with cost-effective data storage and information access solutions. In our NAS business, we compete principally on the basis of:

         o  product features and performance;

         o  ease of installation, administration and maintenance;

         o  cross-platform compatibility and scalability;

         o  total cost of ownership;

         o engineering, technical expertise and development of proprietary software;

         o  time to market with new features and appliances; and

         o  technical support and customer service.

         We believe that we compete effectively in each of these areas. Additionally, we believe that our accumulated expertise in developing operating system software differentiates our NAS appliances from those of our competitors and poses a barrier to entry for current and potential competitors. We believe that our channel relationships with system integrators, computer resellers, VARs and distributors as well as the price and performance characteristics of our NAS appliances provide us with a competitive advantage.

         The market for our other data storage appliances is mature and intensely competitive. Within our non-NAS product businesses, we believe we compete with the following companies in the following categories:

         o computer manufacturers which provide storage upgrades for their appliances, such as IBM, Compaq and Dell; and

         o hard drive, CD server/array and tape backup manufacturers, such as Maxtor and Quantum.

         We believe we compete effectively with these competitors by offering a broad range of reasonably priced appliances, by maintaining relationships with computer resellers and VARs that possess key relationships with decision makers at end users, and at the same time developing brand name identity through marketing and advertisements.

EMPLOYEES

         As of July 31, 2000, we had 235 full-time employees plus 8 full-time contractors. Of the total, 98 are in sales and marketing (including 49 in direct sales and 35 in customer service and technical support), 51 in manufacturing (including testing, quality assurance, warehousing and materials functions), 54 in engineering and product development, including 21 in software development (plus 8 contractors) and 32 in finance and administration. We have 186 employees in the United States, 35 in Germany, 9 in Italy and 5 in other countries in Europe. None of our employees is represented by any collective bargaining agreement. We have never experienced a work stoppage and consider relations with our employees to be good.

FACILITIES

         Our principal administrative, sales, marketing, manufacturing and research and development facility had been located in approximately 62,000 square feet of leased office space in Santa Ana, California. The lease for this office space expired on August 31, 2000. In late August 2000, we moved to our new corporate headquarters in Irvine, California (see below).

         In March 1999, we purchased an 8.3 acre parcel of land in Irvine, California for $7.3 million for use as our corporate headquarters. Construction commenced in late 1999 and was completed in late August 2000 when we took possession of the facility. The construction company engaged to build our facility is partially owned by a brother of Frank Alaghband, one of our directors and executive officers. The new facilities will be approximately 127,000 square feet, of which we plan to occupy approximately 80,000 square feet. We anticipate leasing the remaining 47,000 square feet of our new facilities and have initiated discussions with interested parties. However, no assurance can be given that we will be successful in completing such a lease. Construction costs were approximately $16.6 million, including $2.0 million in costs incurred subsequent to July 31, 2000 and approximately $0.7 million in capitalized interest costs.

         We also lease space aggregating 33,000 square feet to house operations of our subsidiaries located outside the United States in Germany, Italy, Switzerland and Great Britain. In addition, we lease 1,600 square feet for a sales and support office in Toronto, Canada.

                                   MANAGEMENT


OUR DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information with respect to our executive officers and directors, as of January 25, 2001:

    NAME                        AGE                   POSITION(S)
    ----                        ---                   -----------
Alex Razmjoo.................   37   Chairman of the Board, President and Chief
                                     Executive Officer

Alex Aydin...................   37   Executive Vice President, Finance and
                                     Administration, Chief Financial Officer, and Director

Frank Alaghband..............   37   Executive Vice President, Engineering and
                                     Operations, and Director

Nick Shahrestany.............   36   Executive Vice President, Sales and
                                     Marketing, and Director

Frederick Judd...............   42   Vice President, Finance and General Counsel

Dom Genovese.................   58   Director

David Blake..................   59   Director


         Mr. Alex Razmjoo is one of our founders and has served as our Chairman of the Board, President and Chief Executive Officer since October 1987. Previously, Mr. Razmjoo served as Director of Engineering of CMS Enhancements, Inc. He received a B.S. degree in Electrical Engineering from the University of California, Irvine. Mr. Razmjoo has served on the board of directors of the Graduate School of Management at the University of California, Irvine since November 1999.

         Mr. Alex Aydin is one of our founders and has served as our Executive Vice President, Finance and Administration, Chief Financial Officer, and a director since August 1987. Previously, Mr. Aydin served as a Product Development Engineer for Toshiba America, Inc. He received dual B.S. degrees in Electrical Engineering and Biological Sciences from the University of California, Irvine and a M.S. degree in Biomedical Engineering from California State University, Long Beach.

         Mr. Frank Alaghband is one of our founders and has served as our Executive Vice President, Engineering and Operations and a director since August 1987. Previously, Mr. Alaghband served as a Hardware and Systems Engineer for McDonnell Douglas Computer Systems Company. He received a B.S. degree in Electrical Engineering from the University of California, Irvine.

         Mr. Nick Shahrestany is one of our founders and has served as our Executive Vice President, Sales and Marketing and a director since August 1987. Previously, Mr. Shahrestany served as Regional Sales Manager of CMS Enhancements, Inc. He received a B.S. degree in Biological Sciences with a minor in Electrical Engineering from the University of California, Irvine.

         Mr. Frederick Judd has served as our Vice President, Finance and General Counsel since joining our company in November 1993. Previously, Mr. Judd was General Counsel for CMS Enhancements, Inc. and, before that, Chief Financial Officer and Treasurer of CMS Enhancements, Inc. Mr. Judd received a B.S. degree in Accounting from Arizona State University and a J.D. degree from Brigham Young University. Mr. Judd is a Certified Public Accountant and is licensed to practice law in California and Arizona.

         Mr. Dom Genovese has been a director since August 1997. Mr. Genovese is a private investor. From April 1996 to October 1997, Mr. Genovese served as Vice President Sales for Sync Research, Inc. Prior to that, he served as Regional Sales Manager at Cisco Systems, Inc., from January 1992 to April 1996. Mr. Genovese received a B.S. degree in Electrical Engineering from the University of Maryland. Mr. Genovese is a member of the Audit and Compensation Committees of our board of directors.

         Mr. David Blake has been a director since October 1997. Mr. Blake has served as the Dean of the Graduate School of Management at the University of California, Irvine, since October 1997. Prior to that date, Mr. Blake served as the Dean of the Edwin L. Cox School of Business at Southern Methodist University from 1990 to 1996, serving as the President of the American Assembly of Collegiate Schools of Business in 1996. Mr. Blake received an A.B. in History from Dartmouth College, an MBA from the University of Pittsburgh, and a Ph.D. in Political Science and International Politics from Rutgers University. Mr. Blake is a director of Global Industrial Technology, Inc. Mr. Blake serves on the Audit and Compensation Committees of our board of directors.

                              PLAN OF DISTRIBUTION

         We are offering the shares of common stock principally to selected institutional investors and strategic investors. We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as our placement agent in connection with the arrangement of offers and sales on a best efforts basis. The placement agent is not obligated and does not intend to purchase any of the shares offered by this prospectus. We anticipate that the placement agent will seek indications of interest from potential investors for up to the number of shares required to achieve gross proceeds of $35.0 million. We will not seek effectiveness of the registration statement of which this prospectus forms a part and we will not accept any investor funds until indications of interest have been received for a number of shares acceptable to us and, if required under the terms of our debentures, the holder of those debentures. Confirmation and definitive prospectuses will be distributed to all investors at the time of pricing, informing investors of the closing date, which will be scheduled for three business days after pricing. We will not accept any investor funds before the effectiveness of the registration statement.

         The placement agent is a member in good standing of the National Association of Securities Dealers, Inc. and is registered as a broker/dealer with the Securities and Exchange Commission. We have agreed to pay the placement agent, as the placement fee, an aggregate of seven percent of the gross proceeds of this offering and to reimburse the placement agent for its accountable expenses on this offering. We have also granted the placement agent a right of first refusal to provide investment banking or advisory services with respect to certain future financings and business combinations. We have also agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agent may be required to make in respect of those liabilities.

         In addition to the compensation paid to the placement agent, we also expect to incur expenses of approximately $_________.

         There can be no assurance that the placement agent will be successful in placing any or all of the shares offered by this prospectus. The placement agent does not intend to place any shares to any account over which it may exercise discretionary authority. The above is a brief summary of the material provisions of the placement agent agreement between us and the placement agent and does not purport to be a complete statement of the respective terms and conditions of the agreement. A copy of the placement agent has been filed as an exhibit to the registration statement of which this prospectus forms a part.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 65,000,000 shares of $0.01 par value common stock and 10,000,000 shares of $0.01 par value preferred stock. As of January 25, 2001, there were 12,131,703 shares of our common stock outstanding. Upon completion of this offering, and assuming the sale of all 2,000,000 shares of common stock offered by this prospectus, and we will have outstanding 14,131,703 shares of common stock.

COMMON STOCK

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

         Our articles of incorporation, as amended and restated, authorize 10,000,000 shares of preferred stock. Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of each series, without further vote or action by the shareholders. Issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any of the preferred stock.

DEBENTURES

         General. On October 31, 2000 we issued to a private investor a total of $15.0 million of our convertible debentures due October 31, 2003. The net proceeds to us from this private placement were approximately $14.4 million.

         Interest. The debentures bear interest at the rate of 6% per annum, payable quarterly. We have the option of paying this interest in cash or in shares of our common stock. If we pay interest in common stock, that stock will be valued at the average of the closing prices of our common stock as reported by Nasdaq for the five trading days preceding the date that interest payment is due or the first trading day after that date if the interest payment date is not a trading day.

         Conversion. The debentures are convertible at the option of the investor at any time after issuance at a conversion price of $22.79, subject to anti-dilution adjustment as a result of such events as stock dividends, distributions, subdivisions, combinations or reclassifications of our common stock. The conversion price is also subject to a weighted average adjustment if, subject to certain exceptions, we issue our common stock (other than to the investor) at a price below the conversion price then in effect for the debentures. The weighted average adjustment means that, if we issue our stock at a per share price less than the debenture conversion price then in effect, the conversion price will be reduced on a weighted average basis, which will allow the investor to convert the debentures into a greater number of shares of our common stock. Under the weighted average adjustment provisions of the debentures, the more shares we issue (other than to the investor), and the greater the discount at which these shares are issued to the conversion price then in effect, the greater the resulting reduction in the conversion price.

         If the market price of our common stock exceeds $27.04 per share for at least 20 trading days in any period of 30 consecutive trading days after the effective date of the registration statement of which this prospectus is a part, we can require the investor to convert the outstanding debentures into shares of our common stock at the conversion price then in effect. At the initial conversion price of $22.79 per share, the full amount of the debentures would convert into 658,183 shares of our common stock, or approximately 5.1% of our outstanding shares of common stock as of January 25, 2001.

         Repurchase Right. We have the right, upon 20 trading days' notice to the investor, to repurchase for cash all or any portion of the outstanding debentures at a price equal to 110% of the outstanding principal amount of the debentures plus all accrued but unpaid interest through the date of our repurchase.

         Put Right. The investor has a "put" right, which allows the investor to require us either to repay in cash the face amount of the portion of the debentures put by the investor, plus any accrued but unpaid interest through such time, or pay such amount by issuing shares of our common stock. In order to pay any portion of the debentures put to us in shares of our common stock, we are required to deliver a written notice to the investor not less than 20 trading days prior to each put date specifying the maximum amount of cash that we would pay if the put right is exercised. If we elect to satisfy any part or all of the investor's put in shares of our common stock, those shares would be valued at 90% of the average closing price of our common stock for the five trading day period preceding the applicable put date. The investor may put up to $5.0 million of the debentures to us on the six-month anniversary of October 31, 2000, $10.0 million (less any amount previously put) on the 12-month anniversary of that date, and $15.0 million (less any amount previously put) on each of the 18-month, 24-month and 30-month anniversaries of October 31, 2000.

         If the investor exercises its put right and we are unable or unwilling to pay the cash required to satisfy the put, we will have to issue shares of our common stock to the investor at a discount to the average market price of our stock during the five days preceding the put date. If the market price of our stock drops, the number of shares issuable to the investor, and the percentage of our total outstanding common stock that the investor would have the right to acquire, would increase significantly. Sales of our common stock by the investor received from any put or conversion of the debentures or from the exercise of the investor's warrants could depress the price of our common stock, which would in turn require us to issue a greater number of our shares upon any subsequent puts or conversions of the debentures by the investor.

         The following table sets forth the number of shares of our common stock that we would be required to issue to the investor in lieu of cash if the put right is exercised at assumed five-day average market prices for our common stock, and the resulting percentage of our outstanding stock that would then be owned by the investor.


Assumed 5-trading-day       Price of Shares         Number of Shares         Percentage of
Average Market Prices      Issuable On Put(1)     Issuable on Put(2)     Outstanding Stock(3)
---------------------      ------------------     ------------------     ---------------------
        $25.32(4)                $22.79                   658,183                 5.1%
         11.25(5)                 10.13                 1,481,481                10.9%
   8.44 (-25%)(6)                  7.59                 1,975,309                14.0%
   5.63 (-50%)(7)                  5.60                 2,962,963                19.6%
   2.81 (-75%)(8)                  2.53                 5,925,926                32.8%

------------------

(1) Represents a 10% discount to the average closing price of our common stock as reported by Nasdaq over the five trading days preceding the put.

(2) The number of shares of common stock issuable to satisfy a put by the investor assumes that 100% of the principal amount of the debentures is paid in shares of our common stock but does not include any shares that may be issuable to pay interest on the debentures. The share figure also does not include any shares issuable upon exercise of any part or all of the investor's warrant.

(3) Calculated based on 12,131,703 shares of our common stock issued and outstanding as of January 25, 2001.

(4) Represents the five-trading-day average closing price of our common stock preceding the closing of the private placement transaction with the investor on October 31, 2000.

(5) Represents the closing price of our common stock on December 20, 2000, which was the lowest closing price of our common stock for any trading day since the closing of the sale of the debentures and warrants to the investor on October 31, 2000.

(6) Represents a 25% decline from the lowest recent closing price of our common stock specified in footnote (5).

(7) Represents a 50% decline from the lowest recent closing price of our common stock specified in footnote (5).

(8) Represents a 75% decline from the lowest recent closing price of our common stock specified in footnote (5).

WARRANTS

         General. At the same time we issued the debentures, we also issued to the investor five-year warrants to purchase our common stock at an exercise price equal to $32.55 per share. At the current exercise price, we would receive an additional $1.1 million if the warrants were exercised in full.

         Anti-Dilution Adjustments. The exercise price and the number of shares of our common stock issuable upon exercise of the warrant are subject to anti-dilution adjustments that are similar to those described above for the debentures. For example, the exercise price is subject to adjustment as a result of such events as stock dividends, distributions, subdivisions, combinations or reclassifications of our common stock. The exercise price is also subject to a weighted average adjustment if we issue our common stock at a price below the exercise price then in effect for the warrants. The weighted average adjustment means that if we issue our stock at a per share price less than the warrant exercise price then in effect, the exercise price will be reduced on a weighted average basis, which will allow the holder of the warrants to receive a greater number of shares of our common stock upon exercise of the warrants. Under the weighted average adjustment provisions of the warrants, the more shares we issue in the future (other than to the warrant holder), and the greater the discount at which these shares are issued to the warrant exercise price then in effect, the greater the resulting reduction in the exercise price of the warrants.

ANTI-TAKEOVER PROVISIONS

         Some provisions of our articles of incorporation and bylaws may have the effect of delaying or preventing changes in our control or our management. These provisions include those:

         o authorizing the issuance of preferred stock without shareholder approval;

         o  providing for a classified board of directors;

         o  prohibiting cumulative voting in the election of directors;

         o requiring the approval of our shareholders and our board of directors to amend some provisions of our articles and bylaws;

         o  limiting the persons who may call special meetings of shareholders;
            and

         o establishing advance notice requirements for nomination for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is U.S. Stock Transfer Company, located in Glendale, California.

                             VALIDITY OF THE SHARES

         O'Melveny & Myers LLP will pass upon the validity of the shares of common stock on our behalf. Fenwick & West LLP, Palo Alto, California, will pass upon legal matters for the placement agent.

                                     EXPERTS

         The consolidated financial statements of operations, shareholders' equity and cash flows, and schedule for the year ended July 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of Arthur Andersen LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements and schedule as of July 31, 1999 and 2000 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the public reference facilities of the Commission located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. You can also access copies of this material electronically on the Commission's home page on the World Wide Web at http://www.sec.gov.

         This prospectus is part of a registration statement (Registration No.
333-       ) we filed with the Commission. The Commission permits us to
"incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file with the Commission after the date of this prospectus will automatically update and supersede this information. Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or replaced by any statement contained in this prospectus or in any document incorporated by reference in this prospectus that modifies or replaces that statement. Any such statement modified or replaced in that manner will not be deemed a part of this prospectus except as modified or replaced. We incorporate by reference the following documents filed by us with the Commission. Our file number with the Commission is 0-21053. We also incorporate by reference any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of this offering.

         1. Our Annual Report on Form 10-K for the fiscal year ended July 31, 2000;

         2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2000;

         3. Our Current Report on Form 8-K filed on November 3, 2000;

         4. Our Current Report on Form 8-K filed on January 12, 2001; and

         5. The description of our common stock contained in our Form S-1 registration statement dated October 30, 1996, including any amendments of reports filed for the purpose of updating such descriptions.

         If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to these documents, unless the exhibits are specifically incorporated by reference in these documents. You should direct any request for copies to Fredrick Judd, Vice President, Finance and General Counsel, 58 Discovery, Irvine, California, 92618, (949) 852-1000.

                                2,000,000 SHARES



                               [PROCOM TECH LOGO]



                                  COMMON STOCK



                                 ---------------
                                   PROSPECTUS

                                          , 2001
                                 ---------------



                               MERRILL LYNCH & CO.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee, and the Nasdaq National Market additional listing fee.

     SEC registration fee..........................................
     NASD filing fee...............................................
     Nasdaq National Market listing fee............................
     Printing and engraving........................................
     Legal fees and expenses.......................................
     Accounting fees and expenses..................................
     Blue sky fees and expenses....................................
     Transfer agent fees...........................................
     Miscellaneous.................................................
                                                                     ----------
       Total.......................................................
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We have adopted provisions in our Amended and Restated Articles of Incorporation that limit the liability of our directors in certain instances. As permitted by the California General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. See Item 17 of this registration statement regarding the opinion of the Securities and Exchange Commission as to indemnification of liabilities arising under the Securities Act. Such limitation does not affect liability for any breach of a director's duty to us or our shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to our best interests or the best interest of our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to us or our shareholders, or that show a reckless disregard for his duty to us or our shareholders in circumstances in which he was, or should have been, aware, in the ordinary course of performing his duties, of a risk of serious injury to us or our shareholders or (iii) based on transactions between us and our directors or another corporation with interrelated directors or on improper distributions, loans, or guarantees under applicable sections of the California General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission, although in certain circumstances equitable relief may not be available as a practical matter. The limitation may relieve the directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers. No claim or litigation is currently pending against our directors that would be affected by the limitation of liability.

         Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that we shall indemnify our directors and may indemnify our officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

ITEM 16. EXHIBITS

Exhibit
Number                          Description
-------                         -----------
  1.1*          Form of Placement Agent Agreement

  5.1*          Opinion of O'Melveny & Myers LLP

 10.1 Agreement for Wholesale Financing (Security Agreement) between Procom Technology, Inc. and IBM Credit Corporation (incorporated by reference to Exhibit 10.1 in Amendment No. 1 to Registration Statement on Form S-3 of Procom filed on January 16, 2001)

 23.1           Consent of KPMG LLP

 23.2           Consent of Arthur Andersen LLP, independent public accountants

 23.3*          Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1)

 24.1           Power of Attorney (see signature page)

----------------------------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS

         We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the California Corporations Code, our Articles of Incorporation or the Bylaws, indemnification agreements entered into between us and our officers and directors, the Underwriting Agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         We hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Procom Technology, Inc. certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 26th day of January, 2001.

                                          PROCOM TECHNOLOGY, INC.


                                          By: /s/ ALEX RAZMJOO
                                              ----------------------------------
                                                  Alex Razmjoo
                                                  President and Chief Executive
                                                  Officer

                                POWER OF ATTORNEY


         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint, jointly and severally, Alex Aydin and Frederick Judd, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statement filed herewith and any and all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


           SIGNATURE                                TITLE                          DATE
           ---------                                -----                          ----
/s/ ALEX RAZMJOO                           Chairman of the Board            January 26, 2001
--------------------------------            President and Chief
          Alex Razmjoo                       Executive Officer
                                        (Principal Executive Officer


/s/ ALEX AYDIN                             Executive Vice President,        January 26, 2001
--------------------------------          [Chief Financial Officer]
           Alex Aydin                   (Principal Financial Officer)
                                                 and Director

/s/ FREDERICK JUDD                       Vice President, Finance and        January 26, 2001
--------------------------------               General Counsel
        Frederick Judd                  (Principal Accounting Officer

/s/ FRANK ALAGHBAND                                 Director                January 26, 2001
--------------------------------
        Frank Alaghband

/s/ NICK SHAHRESTANY                                Director                January 26, 2001
--------------------------------
        Nick Shahrestany

                                                    Director                January __, 2001
--------------------------------
          Dom Genovese

                                                    Director                January __, 2001
--------------------------------
          David Blake

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  1.1*          Form of Placement Agent Agreement

  5.1*          Opinion of O'Melveny & Myers LLP

 10.1 Agreement for Wholesale Financing (Security Agreement) between Procom Technology, Inc. and IBM Credit Corporation (incorporated by reference to Exhibit 10.1 in Amendment No. 1 to Registration Statement on Form S-3 of Procom filed on January 16, 2001)

 23.1           Consent of KPMG LLP

 23.2           Consent of Arthur Andersen LLP, independent public accountants

 23.3*          Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1)

 24.1           Power of Attorney (see signature page)

----------------------------
* To be filed by amendment.